Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated December 7, 2010, between Aon Corporation, a Delaware corporation (the “Company”), and Stephen P. McGill (the “Executive”).

WHEREAS, the Executive is currently employed as Chairman and Chief Executive Officer of Aon Risk Solutions pursuant to an employment agreement between the Executive and Aon Limited (a U.K. subsidiary of the Company) dated April 22, 2005, as amended from time to time (the “UK Agreement”); and

WHEREAS, pursuant to the UK Agreement, the Executive has been serving as an expatriate to the Company’s U.S. operations since 2006; and

WHEREAS, the parties desire to make certain changes to the Executive’s employment arrangement, including the Executive’s permanent move to the U.S., the direct employment of the Executive by the Company, and an extension of the term of the Executive’s employment, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.  Employment Term; Title; Responsibilities; Outside Activities.

(a)           Employment Term; Title.  The Company will employ the Executive as Chairman and Chief Executive Officer, Aon Risk Solutions, which position is currently directly below that of the Company’s Chief Executive Officer (“CEO”), and the Executive will be employed, upon the terms and subject to the conditions contained in this Agreement.  The extended term of Employment of the Executive pursuant to this Agreement (the “Term of Employment”) will begin effective as of November 18, 2010 (the “Effective Date”) and will end on the fifth anniversary thereof, unless renewed pursuant to Section 3 hereof, or terminated during the Term of Employment as fully set forth in Section 3.  It will not be a breach of this Agreement if the Executive’s title is changed by the Company so long as the new title is a Level 1A senior executive role for the Company (or comparable level if levels are changed).

(b)           Responsibilities.  The Executive will report to the CEO.  The Executive will have the authority and responsibility consistent with the position in which he will serve.  The Executive will also perform such other duties (not inconsistent with the Executive’s title) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the CEO.

(c)           Outside Activities.  The Executive may engage in charitable, civic or community activities and, with the prior approval of the Company’s Chief Executive Officer

(the “CEO”), may serve as a director of any other business corporation, provided that (i) such activities or service do not interfere with the Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 4 or 6 hereof and (ii) such other business corporation provides the Executive with director and officer insurance coverage which, in the opinion of the CEO, is adequate under the circumstances.

2.  Compensation during Term of Employment.

(a)           Base Salary.  During the Term of Employment, the Company will pay to the Executive a base salary at the rate of $1,100,000 per year (“Base Salary”), payable semi-monthly in accordance with the Company’s executive payroll policy.  Such Base Salary will be reviewed annually on the Company’s regular executive salary review schedule, and will be subject to increase (but not decrease) at the discretion of the CEO and the Organization and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), which increased amount will be thereafter the Executive’s “Base Salary” for all purposes hereunder.

(b)       Annual Incentive Compensation.  The Executive will be eligible to participate in the annual incentive compensation program for the Company’s senior executives in accordance with the provisions of such program, as amended from time to time.  For calendar years 2010 and 2011, the Executive’s target bonus will be 175% of the Executive’s Base Salary, and his maximum bonus will be three times target (unless a lesser maximum is established pursuant to the Company’s incentive compensation program); provided, however, that for the remainder of the Term of Employment the Executive’s target, maximum and actual bonus opportunity will be established in accordance with the provisions of the Company’s annual incentive compensation program, as amended from time to time.  The Executive acknowledges and agrees that the annual incentive compensation awards earned hereunder will be subject to payment pursuant to and in accordance with the Aon Incentive Stock Program, payable in a combination of cash and restricted stock units of Aon Corporation common stock (“RSUs”), if applicable.

(c)     Leadership Performance Program Award.  Subject to the approval of the Compensation Committee on or before March 31, 2011, the Executive shall receive an additional award pursuant to the Company’s Leadership Performance Program, a sub-plan of the 2001 Aon Stock Incentive Plan, or any successor plan, for the performance period beginning January 1, 2011 and ending December 31, 2013.  Such additional award shall have a grant date target value of $6 million.  It is intended that such award value will reflect the Executive’s exceptional performance to date and his commitment to the extended Term of Employment set forth herein.  The $6 million value will be in addition to the value to be otherwise granted pursuant to the Company’s regular annual long-term incentive award process, and will be earned based on the same performance criteria and weightings as the regular award, which will also be the same for other corporate participants for the performance period.

(d)        One-Time Transfer Payment.  In connection with the Executive’s willingness to enter into this Agreement, he will forfeit participation in expatriate allowances and certain valuable UK employee benefits that are not available hereunder and incur certain relocation costs to permanently relocate from the UK to the US.  The relocation costs include additional taxes to be incurred on the sale of his residence as a result of his move outside the European Union. In recognition of those factors, the Company will pay to the Executive a lump sum transfer payment of $2,500,000, less authorized deductions.  The payment will be made as soon as practicable, but in no event later than 30 days, after the execution date of the Agreement.   If the Executive voluntarily terminates his employment with the Company pursuant to Section 3(b) hereof prior to fifth anniversary of the Effective Date, the Executive agrees and acknowledges that the Executive will re-pay promptly to the Company a pro-rata portion of such transfer payment, and the portion to be repaid will be calculated according to the following formula: (number of months remaining before the fifth anniversary of the Effective Date divided by 60) x $2,500,000.

(e)         Employee Benefits.  During the course of employment, the Executive will be entitled to participate in the Company’s employee benefit plans generally available to senior executives of the Company.  Nothing in this Agreement will require the Company to establish, maintain or continue any of the benefits already in existence or hereafter adopted for executives of the Company and nothing in this Agreement will restrict the right of the Company to amend, modify or terminate such programs.

(f)         Vacation Time.  The Executive will be entitled to paid vacation time in accordance with usual Company policies and procedures. The Company will not pay the Executive any additional compensation for any vacation time not used by the Executive except as required by law.

(g)        Expense Reimbursement.  In accordance with Company policies and procedures and on prescribed Company forms, the Company will reimburse the Executive for all proper expenses incurred by the Executive in the performance of his duties hereunder.

3.  Renewal; Termination.

(a)         Renewal.  This Agreement may be renewed upon (i) the issuance by the Company of a notice of renewal (“Notice of Renewal”) to the Executive at least six (6) months prior to the end date of the Term of Employment or any renewal period thereof and (ii) the written acceptance of the Notice of Renewal by the Executive within (60) days thereafter.

(b)        Termination.

(i)  Death or Disability.  The Executive’s employment under this Agreement and the Term of Employment will be terminated immediately upon the death of the Executive or upon written notice given by the Company to the Executive in the event that the Executive  has, because of any illness, injury, accident or condition of either a physical or psychological nature, been unable to perform substantially all of the Executive’s duties and responsibilities for one hundred eight (180) consecutive calendar days (a “Disability Termination”); provided, that the Executive is still “disabled” (in accordance with the definition herein) on the date such notice is given; and provided, further, however, if prior to such notice, the Executive incurs a “separation from service” within the meaning of Treas. Reg. 1-409A-1(h) (“Separation from Service”) as a result of illness, injury, accident or condition, such date shall be the date of the Disability Termination.  In addition to the other amounts expressly provided herein, (A) in the event of the Executive’s death during the Term of Employment the Company will pay to the Executive’s estate an amount equal to the Base Salary for the remainder of the full Term of Employment and the amount of any benefit payable under any individual or group life insurance policy maintained by the Company for the benefit of the Executive, with such amount being paid in a lump sum sixty (60) days after the date of the Executive’s death, and (B) in the event of a Disability Termination an amount equal to the difference between the Base Salary for the remainder of the full Term of Employment and the projected amount of any benefit payable under any disability insurance policy maintained by the Company for the benefit of the Executive assuming that the Executive remained disabled for the remainder of the full Term of Employment, with such amount being paid in a lump sum sixty (60) days after the date of the Disability Termination, plus (C) in the case of both (A) and (B), a pro rata bonus for the year in which such termination of employment occurs equal to the total value of the bonus (i.e. cash portion plus equity portion) paid or payable to the Executive for the year prior to the year of termination multiplied by the ratio of the number of days the Executive was employed during the year of termination divided by 365 and paid in cash at the same time such annual bonus would have been paid if the Executive continued to be employed by the Company (or if applicable, as provided under any deferred compensation plan).

(ii)       Without Cause or for Good Reason.   This Agreement may be terminated by the Company without cause on no less than three hundred sixty-five (365) days’ advance notice by the Company or by the Executive without cause on no less than ninety (90) days’, but no more than 365 days’, advance notice to the Company or by the Executive for Good Reason.  The notice from either party will specify the effective date of the Executive’s employment termination (the “Termination Date”).  If terminated without cause by the Company or for Good Reason by the Executive, the Company will pay to the Executive all accrued but unpaid Base Salary and benefits as of the date such notice of termination is delivered (the “Notice Date”).  On the Termination Date, the Company will provide the Executive with a cash payment equal to the Executive’s annual Base Salary as of the Notice Date.  In addition, if this Agreement is terminated without cause by the Company or for Good Reason by the Executive, so long as the Executive continues to abide by the provisions of Sections 4(b), 4(c) and 6 herein notwithstanding any expiration of the period specified therein, the Company will continue to pay to the Executive an amount equal to the Base Salary as and when it would be paid to its executives generally through the Termination Date.

As used herein, “Good Reason” will mean any of the following which remains uncured by the Company for twenty (20) days after the Notice Date: (a) a substantial adverse alteration in the then-current responsibilities of the Executive; (b) any material breach of this Agreement by the Company, including any purported termination of the Executive’s employment which breaches this Agreement; or (c) a change by the Company in the location at which the Executive is required to perform his principal duties hereunder to offices that are not located in the Chicago or New York greater metropolitan areas.

Notwithstanding anything to the contrary in this Section 3(b)(ii), the Company may require the Executive to leave Company premises immediately on the Notice Date. Such a requirement will not relieve the Company of its obligations herein, including its obligation to continue Base Salary and benefits through the Termination Date.

In the event the Executive terminates this Agreement without cause or Good Reason, the Company will only be required to pay or provide to the Executive all accrued but unpaid Base Salary and benefits as of the date of such termination.

(iii)        For Cause.  The Company may at any time during the initial Term of Employment and during any renewals thereof, terminate this Agreement for “cause”, effective immediately by written notice of termination given to the Executive setting forth the basis for such termination.  For the purposes of this Agreement, “cause” will mean the Executive’s: (A) willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s physical or mental incapacity), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the CEO believes that the Executive has willfully and not substantially performed his duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company; (B) gross negligence with regard to material matters in the performance of the Executive’s duties; (C) willful engagement in misconduct with regard to the Company or his duties that is, or is reasonably anticipated by the Company to be, materially injurious to the Company, monetarily or otherwise; (D) deliberate, voluntary or intentional material violation of the Company’s written policies and procedures, (E) willful material violation of the Aon Code of Business Conduct or the Aon Code of Ethics, (F) willful material non compliance with the terms of this Agreement, including but not limited to Sections 4 and 6, which is not promptly cured after written notice (with specificity as to the noncompliance) is given to the

Executive thereof, or (G) conviction of, or a plea of guilty or nolo contendere to, any felony whatsoever or any other crime involving the personal enrichment of the Executive at the expense of the Company.  No act or failure to act on the Executive’s part shall be considered “willful” if conducted by the Executive in good faith and with a reasonable belief that the Executive’s act or omission was in, and not opposed to, the best interests of the Company.

In the event of a termination for “cause,” the Company will only be required to pay or provide to the Executive all accrued but unpaid Base Salary and benefits as of the date of such termination.

(iv)  As of the effective date of termination, the Executive agrees that the Secretary of the Company may, as an irrevocable proxy and in the Executive’s name and stead, execute all documents and things which the Company deems necessary and desirable to effect the Executive’s resignation as an officer or director of the Company and its subsidiaries and affiliates.

(v)  Upon the effective date of termination, or other expiration of this Agreement, the obligations of the parties under this Agreement, other than the Executive’s obligations under Sections 3(c), 4, 6, and 9(e), and the Company’s obligations under Sections 3(b) will cease; provided further that any other provision which contemplates performance or observance by either or both parties subsequent to any termination of this Agreement will survive any termination of this Agreement and continue in full force and effect.

(vi)  Any agreement herein by the Company to continue to pay Base Salary or any other benefits after the termination of employment will be reduced by any benefits provided by the Aon Severance Plan.

(vii)  For purposes of this Agreement, the terms “retirement,” “termination of employment,” “terminated,” “termination,” “this Agreement will be terminated” and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).

(c)         The Executive agrees that, prior to the commencement of any new employment in the insurance business, the Executive will furnish the prospective new employer with a copy of this Agreement.  The Executive also agrees that the Company may advise any prospective new employer of the Executive of the existence and terms of this Agreement and furnish the prospective new employer with a copy of this Agreement.

4.    Noncompetition; Nonsolicitation.

(a)             General.  The Executive acknowledges that in the course of his employment with the Company, and any predecessor company or affiliated company, the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive’s services will be of special, unique and extraordinary value to the Company and its affiliates.

(b)              Noncompetition.  The Executive agrees that during the Term of Employment  and for a period of two years beginning on the effective date of the Executive’s termination of employment (the “Noncompetition Period”) the Executive will not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Executive was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its subsidiaries as of the termination of the Executive’s employment in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(c)           Nonsolicitation.  The Executive further agrees that during the Noncompetition Period the Executive will not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment with the Company for any purpose whatsoever.

(d)              Exceptions.  Nothing in this Section 4 will prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e)              Reformation.  If, at any time of enforcement of this Section 4, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  This Agreement will not authorize a court to increase or broaden any of the restrictions in this Section 4.

(f)               Consideration; Breach.  The Company and the Executive agree that the payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to Section 3 hereof will be made and provided in consideration of the Executive’s agreements contained in Section 4 hereof.  In the event that the Company determines that the Executive has committed a material breach of any provision of Section 4 hereof, on written notice to the Executive setting forth the basis for such determination, the Company will be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Section 3 hereof and upon such termination the Company will have no further liability to the Executive under this Agreement; provided, however, that if a court of law determines that no such material breach occurred, the Company will be obligated to make such payments in a timely manner.

5.  Company’s Right to Injunctive Relief.

The Executive acknowledges that the Executive’s services to the Company are of a unique character which gives them a special value to the Company, the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach of Section 4 or 6 of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company will be entitled to injunctive relief for a breach of this Agreement by the Executive.

6.  Trade Secrets and Confidential Information; Inventions.

(a)         Trade Secrets and Confidential Information.  The Executive acknowledges that the Company’s business depends to a significant degree upon the possession of information which is not generally known to others, and that the profitability of the business of the Company requires that this information remain proprietary to the Company.

The Executive will not, except as required in the course of employment by the Company, disclose or use during or subsequent to the course of employment, any trade secrets or confidential or proprietary information relating to the business of the Company of which the Executive becomes aware by reason of being employed by the Company or to which the Executive gains access during his employment by the Company and which has not been publicly disclosed (other than by the Executive in breach of this provision).  Such information includes client and customer lists, data, records, computer programs, manuals, processes, methods and intangible rights which are either developed by the Executive during the course of employment or to which the Executive has access.  All records and equipment and other materials relating in any way to any confidential information relating to clients or to the business of the Company or Aon Group will be and remain the sole property of the Company during and after the end of employment.

Upon termination of employment, the Executive will promptly return to the Company all materials and all copies or tangible embodiments of materials involving any confidential information in the Executive’s possession or control.

(b)        Inventions.  The Executive hereby assigns to the Company his or her entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during the Term of Employment, which may pertain directly or indirectly to the business of the Company or any of its affiliates, parent companies, or subsidiaries. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure will be made in writing promptly following any such request. The Executive will upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its affiliates, parent companies, or subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks, and copyrights in all countries.

7.  Change in Control Protection.  Beginning on the Effective Date and extending through the Term of Employment, the Executive will be entitled to “Tier 1” Change in Control severance protection pursuant to the Company’s standard form of change-in-control agreement (“CIC Agreement”) in effect at such time, which agreement does not provide for gross-up protection for excise tax incurred by the Executive under Section 4999 of the Internal Revenue Code of 1986, as amended.  The parties agree and acknowledge that such CIC Agreement will supersede the Change in Control Agreement entered into by the parties on September 19, 2008, and any other prior or contemporaneous agreement providing severance protection in the event of a change in control of the Company.

8.  Mergers and Consolidations; Assignability.

The rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.  By way of explanation, and without limiting the generality of the foregoing sentence, if the Company or any entity resulting from any merger or consolidation referred to in this Section 8 is merged with or consolidated into any other entity or entities, or if substantially all of the assets of the Company or any such entity are sold or otherwise transferred to another entity, the provisions of this Agreement will be binding upon and will inure to the benefit of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets are sold or transferred.  This Agreement will not be assignable by the Executive, but in the event of the Executive’s death it will be binding upon and inure to the benefit of the Executive’s legal representatives to the extent required to effectuate its terms.

9.  Miscellaneous.

(a)         Integration; Amendment; Counterparts.  Except as is otherwise provided herein, this Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting the subject matter of this Agreement.

This Agreement may not be amended, altered or modified without the prior written consent of both parties and such instrument must acknowledge that it is an amendment or modification of this Agreement.

This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument.

(b)        Waiver.  Waiver of any term or condition of this Agreement by any party will not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.  Any waiver must be in writing.

(c)         Captions.  The captions in this Agreement are not part of its provisions, are merely for reference and have no force or effect.  If any caption is inconsistent with any provision of this Agreement, such provision will govern.

(d)        Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of, or relating to, this Agreement, and the rights and obligations of the parties hereunder, will be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction.

(e)           Agreement To Be Available In Future Proceedings.  During the Term of Employment, and after employment termination, the Executive agrees, subject to the advice of legal counsel, to voluntarily make himself available to the Company and its legal counsel, at the Company’s request, without the necessity of obtaining a subpoena or court order, in the Company’s investigation, preparation, prosecution and/or defense of any actual or potential legal proceeding, regulatory action, or internal matter.  Subject to the advice of legal counsel, the Executive agrees to provide any information reasonably within the Executive’s recollection.  The Company will reimburse the Executive for reasonable out-of-pocket expenses actually incurred as a result of such requests, or, at Company’s option, will arrange to advance the Executive’s expenses or incur such expenses directly.  Payment or reimbursement of the Executive’s expenses will be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year will not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year.  Additionally, any right to expense reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

(f)         Severability.  To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable for any reason, such word, phrase, clause or sentence will be modified or deleted in such manner so as to afford the Company the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the balance of this Agreement will not be affected thereby, the balance being construed as severable and independent.

(g)        Notice.  All notices given hereunder will be in writing and will be sent by registered or certified mail or delivered by hand and, if intended for the Company, will be addressed to it or delivered to it at its principal office for the attention of the Secretary of the Company.  If intended for the Executive, notices will be delivered personally or will be addressed (if sent by mail) to the Executive’s then current residence address as shown on the Company’s records, or to such other address as the Executive directs in a notice to the Company.  All notices will be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.

(h)        Prohibition on Acceleration of Payments.  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not limited to any restricted stock unit or other equity-based award, payment or amount that provides for the ‘deferral of compensation’ (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

(i)          Code Section 409A.  The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto. The time and form of payment of incentive compensation, disability benefits, severance payments, expense reimbursements and payments of in-kind benefits described herein will be made in accordance with the applicable sections of this Agreement, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a “specified employee” under Code Section 409A, such portion of the payment will be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement will be payable at the same time and in the same form as such amounts would have been paid.  Further, if the Executive is a “specified employee” and if any equity-based awards granted to the Executive by the Company, pursuant to this Agreement or otherwise, continue to vest upon the Executive’s termination of employment, and are deemed a “deferral of compensation” (as such term is described under Code Section 409A), the equity-based awards will not be settled or released until the expiration of the Delay Period.  For purposes of applying the provisions of Code Section 409A, each separately identifiable amount to which the Executive is entitled will be treated as a separate payment.  In addition, the disability benefits and severance payments will be treated as a series of separate payments.

Although the Company intends to administer the Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  Provided that the Company administers this Agreement in a manner consistent with the terms of this Agreement, neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers will be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation paid under the Agreement, and the Company and its subsidiaries will have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Code Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AON CORPORATION

By:	/s/ Greg Case

	Its:	President and CEO

I have read the above Agreement and understand and agree to be bound by its terms.

/s/ Stephen P. McGill
Stephen P. McGill